Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FIRST QUARTER OPERATING INCOME OF $136 MILLION, OR $1.35 PER DILUTED COMMON SHARE

For the first quarter of 2015, the Company reports:

•	Net income available to common shareholders of $156 million

•	Annualized return on average common equity of 11.8%

•	Annualized operating return on average common equity of 10.3%

•	Diluted book value per common share of $51.97

Pembroke, Bermuda, April 29, 2015 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the first quarter of 2015 of $156 million, or $1.54 per diluted common share, compared with $137 million, or $1.24 per diluted common share, for the first quarter of 2014.

Operating income1 for the first quarter of 2015 was $136 million, or $1.35 per diluted common share, compared to $137 million, or $1.24 per diluted common share, for the first quarter of 2014.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

First Quarter Highlights2

•
Gross premiums written decreased 8% (4% on a constant currency basis) to $1.7 billion, with a decrease of 12% (7% on a constant currency basis) in our reinsurance segment premiums written, primarily driven by the impact of multi-year premiums, while our insurance segment gross premiums written were flat (up 1% on a constant currency basis);

•	Net premiums written decreased 12% (8% on a constant currency basis) to $1.5 billion;

•	Net premiums earned decreased 4% (3% on a constant currency basis) to $906 million;

•	Combined ratio of 94.3%, compared to 91.9%;

•	Current accident year loss ratio of 62.8%, compared to 62.1%;

•	Low level of natural catastrophe and weather-related pre-tax net losses in both periods;

•	Net favorable prior year reserve development of $50 million (benefiting the combined ratio by 5.5 points), compared to $43 million (benefiting the combined ratio by 4.6 points);

•	Pre-tax merger costs related to the proposed amalgamation with PartnerRe Ltd. of $7 million included in corporate expenses;

•	Net investment income of $92 million, compared to $83 million;

•
Pre-tax total return on cash and investments of 0.7%, including foreign exchange movements, or 1.2%, excluding foreign exchange movements, compared to 1.1%, including or excluding foreign exchange movements;

•	Net income available to common shareholders of $156 million and annualized return on average common equity of 11.8%, compared to $137 million and 10.6%;

•	Operating income of $136 million, representing an annualized operating return on average common equity of 10.3%, compared to $137 million and 10.6%;

•	Net cash flows used in operations of $28 million, compared to net cash flows from operations of $151 million;

•
Share repurchases during the quarter totaling $15 million, compared to $179 million. Following the signing of a definitive amalgamation agreement with PartnerRe Ltd. on January 25, 2015, the Company has suspended its open market share repurchase program until the closing date of the amalgamation transaction;

•	Diluted book value per common share of $51.97, up 3% compared to prior quarter and representing a 10% increase over the last 12 months;

•	Dividends declared of $0.29 per common share, with the total common dividends declared of $1.12 per share over the past twelve months;

•	Growth in diluted book value per common share adjusted for dividends of $1.63, or 3%, per common share for the quarter and $5.96, or 13%, per common share over the past twelve months.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the first quarter 2015 financial results, Albert Benchimol, President and CEO of AXIS Capital, said: "We are pleased to report first quarter operating income of $136 million, or $1.35 per diluted share, and annualized operating ROE of 10.3%.  Adjusted for dividends, diluted book value grew 3% during the quarter and 13% over the last twelve months.  Our solid underwriting results reflected low catastrophe and weather-related losses, ongoing favorable reserve development and a broadly diversified, well-constructed portfolio of risks.  Our results reflected our tactical responses to the market environment and, importantly, demonstrated progress on our targeted portfolio enhancements and operational excellence initiatives.  These initiatives, combined with our meaningful market presence, our technical expertise and our financial strength, position us well to continue to deliver a strong value proposition for all of our stakeholders."

AXIS Capital and PartnerRe Ltd. entered into a definitive amalgamation agreement on January 25, 2015. This strategic combination will create one of the world’s preeminent specialty insurance and reinsurance companies, with gross premiums written in excess of $10 billion, total capital of more than $14 billion, and cash and invested assets of approximately $32 billion. AXIS Capital continues to believe that a merger between AXIS Capital and PartnerRe is in the best interests of our shareholders, clients, brokers and employees.

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $603 million in the quarter ended March 31, 2015, which were comparable to the gross premiums written in the first quarter of 2014.

Increased premiums written were reported in our liability lines, reflecting continued growth in the U.S. primary and excess casualty markets, our aviation lines, driven primarily by timing of renewals, and marine lines, which benefitted from new business. These increases were offset by reductions in the property lines, driven by continuing competitive market conditions, and a decrease in the credit and political risk lines, impacted by a reduction in new business.

Net premiums written were $437 million in the first quarter of 2015, a decrease of 4% compared to the first quarter of 2014 reflecting an increase in premiums ceded due to increased reinsurance purchased primarily in our property and professional lines of business and a change in the business mix.

Net premiums earned in the three months ended March 31, 2015, were comparable to the same period in 2014 and included increases in gross premiums earned, primarily in the marine and liability lines, which were offset by the growth in the reinsurance protection purchased in recent periods.

Our insurance segment reported underwriting income of $10 million for the current quarter, compared to $17 million for the first quarter of 2014. The current quarter’s underwriting results reflected a combined ratio of 97.9%, compared with 96.3% in the prior year quarter. The segment’s current accident year loss ratio decreased from 64.8% in the first quarter of 2014 to 64.6% this quarter. During the first quarter of 2015, we incurred $5 million of losses related to natural catastrophe and weather-related losses compared to $6 million in the same period of 2014. After adjusting for the natural catastrophe and weather-related losses, the segment's current accident year loss ratio increased slightly by 0.1 points in the first quarter of 2015, compared to the same period of 2014, with the change driven by an increase in mid-size loss experience in our marine lines which was offset by improvements in our professional lines.

Net favorable prior year loss reserve development was $3 million, or 0.7 points, this quarter compared to $12 million, or 2.6 points, in the first quarter of 2014.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $1.1 billion in the first quarter of 2015, down $143 million, or 12%, from the first quarter of 2014. The year-on-year decrease in gross premiums written was primarily due to two key drivers. Firstly, the first quarter of 2014 included a number of treaties written on a multi-year basis which increased prior year premiums written and reduced renewable premium during the current quarter, most notably in the property and catastrophe lines. During the first quarter of 2015, the segment reported a decrease in the level of treaties written on a multi-year basis, with the premium related to future underwriting years primarily benefiting our motor lines of business. Secondly, the decrease in written premiums was significantly impacted by foreign exchange movements, where the strength of the U.S. dollar drove comparative premium decreases in the treaties denominated in foreign currencies, which primarily impacted our motor, credit and surety, property and catastrophe lines. After adjusting for the impact of the multi-year contracts and foreign exchange movements, our gross premiums written decreased by $16 million. Decreases were reported in agriculture, due to non-renewals and timing differences, catastrophe lines, reflecting difficult market conditions, and liability lines where the decrease was driven by treaty restructurings and non-renewals. These decreases were partially offset by growth in the motor lines due to new business and favorable premium adjustments.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Net premiums earned decreased by 8% (6% on a constant currency basis) in the three months ended March 31, 2015, compared to the same period in 2014. The decrease was primarily driven by the reductions in the business written in the professional, catastrophe and agriculture lines in recent periods as well as an increase in the premiums ceded, reflecting retrocessional covers purchased primarily in the catastrophe lines.

Our reinsurance segment reported underwriting income of $86 million for the current quarter, compared to $92 million for the first quarter of 2014. The segment’s combined ratio increased to 82.8% for the current quarter, compared to 82.1% in the first quarter of 2014. This included an increase in the current accident year loss ratio from 59.7% in the first quarter of 2014 to 61.0% this quarter. During the first quarter of 2015, we incurred natural catastrophe and weather-related losses of $3 million, compared to $8 million during the same period of 2014. After adjusting for the impact of the natural catastrophe and weather-related losses, the current accident year loss ratio increased from 58.1% in 2014, to 60.2% in 2015, primarily due to changes in the business mix.

Net favorable prior year reserve development was $47 million, or 10.2 points, this quarter compared to $32 million, or 6.4 points, in the first quarter of 2014.

The segment's acquisition cost ratio increased from 21.5% to 23.4%, due to adjustments related to loss-sensitive features in reinsurance contracts, primarily due to prior year loss reserve releases, higher acquisition costs paid in certain lines of business and changes in the business mix. The increase in the general and administrative expense ratio reflects an adjustment for prior-year performance incentive compensation and the decrease in net earned premiums discussed above.
Investments

Net investment income of $92 million for the quarter represents a $9 million increase from the first quarter of 2014, and a $14 million increase from the fourth quarter of 2014, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated $31 million of income in the current quarter, compared to income of $17 million in the first quarter of 2014 and income of $12 million in the fourth quarter of 2014.

Net realized investment losses for the quarter were $43 million, compared to net realized investment gains of $11 million in both the first and the fourth quarter of 2014.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Our total capital3 at March 31, 2015 was $7.0 billion, including $1.0 billion of senior notes and $628 million of preferred equity, compared to $6.8 billion at December 31, 2014, with the increase primarily attributable to the net income available to common shareholders for the three months ended March 31, 2015.

Diluted book value per common share, calculated on a treasury stock basis, increased by $1.34 in the current quarter and by $4.84 over the past twelve months, to $51.97 with the increase primarily driven by our net income. During the first quarter of 2015, the Company declared common dividends of $0.29 per share, with the total common dividends declared of $1.12 per share over the past twelve months. Combined, the growth in the diluted book value per common share adjusted for dividends was $1.63, or 3% for the quarter and $5.96, or 13%, over the past twelve months.

During the quarter, the Company repurchased 0.3 million common shares at an average price of $50.95 per share, for a total cost of $15 million. At April 29, 2015, the Company had $749 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2016.

On January 25, 2015, the Company announced the signing of a definitive amalgamation agreement with PartnerRe Ltd. The Company has suspended its open market share repurchase program until the closing date of the amalgamation transaction.

3 Total capital represents the sum of total shareholders' equity attributable to AXIS Capital and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Thursday, April 30, 2015, at 8:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 0-0-7-1-6-8-0. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 1-0-0-6-2-9-8-2. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2015 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at March 31, 2015 of $6.0 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2015 (UNAUDITED) AND DECEMBER 31, 2014

	2015	2014

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,012,894	$12,129,273
Equity securities, available for sale, at fair value	601,329	567,707
Other investments, at fair value	939,006	965,465
Short-term investments, at fair value and amortized cost	38,373	107,534
Total investments	13,591,602	13,769,979
Cash and cash equivalents	996,596	921,830
Restricted cash and cash equivalents	273,496	287,865
Accrued interest receivable	79,706	83,070
Insurance and reinsurance premium balances receivable	2,241,875	1,808,620
Reinsurance recoverable on unpaid and paid losses	1,921,311	1,926,145
Deferred acquisition costs	616,966	466,987
Prepaid reinsurance premiums	357,042	351,441
Receivable for investments sold	13,432	169
Goodwill and intangible assets	88,508	88,960
Other assets	278,285	250,670
Total assets	$20,458,819	$19,955,736

Liabilities
Reserve for losses and loss expenses	$9,443,222	$9,596,797
Unearned premiums	3,293,952	2,735,376
Insurance and reinsurance balances payable	266,789	249,186
Senior notes	991,045	990,790
Payable for investments purchased	196,526	188,176
Other liabilities	221,050	315,471
Total liabilities	14,412,584	14,075,796

Shareholders' equity
Preferred shares	627,843	627,843
Common shares	2,200	2,191
Additional paid-in capital	2,287,065	2,285,016
Accumulated other comprehensive loss	(17,070)	(45,574)
Retained earnings	5,842,239	5,715,504
Treasury shares, at cost	(2,765,114)	(2,763,859)
Total shareholders' equity attributable to AXIS Capital	5,977,163	5,821,121
Noncontrolling interests	69,072	58,819
Total shareholders' equity	6,046,235	5,879,940
Total liabilities and shareholders' equity	$20,458,819	$19,955,736

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	Three months ended
	2015	2014

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$906,222	$945,949
Net investment income	92,110	82,744
Net realized investment gains (losses)	(42,553)	10,620
Other insurance related income	7,676	3,082
Total revenues	963,455	1,042,395

Expenses
Net losses and loss expenses	518,937	544,207
Acquisition costs	171,702	172,036
General and administrative expenses	163,517	152,729
Foreign exchange losses (gains)	(63,220)	4,233
Interest expense and financing costs	12,257	16,594
Total expenses	803,193	889,799

Income before income taxes	160,262	152,596
Income tax expense (benefit)	(690)	4,125
Net income	160,952	148,471
Amounts attributable to (from) noncontrolling interests	(4,873)	1,222
Net income attributable to AXIS Capital	165,825	147,249
Preferred shares dividends	10,022	10,022
Net income available to common shareholders	$155,803	$137,227

Per share data
Net income per common share:
Basic net income	$1.56	$1.26
Diluted net income	$1.54	$1.24
Weighted average number of common shares outstanding - basic	99,910	109,053
Weighted average number of common shares outstanding - diluted	101,139	110,391
Cash dividends declared per common share	$0.29	$0.27

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	2015			2014
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$602,724	$1,076,208	$1,678,932	$601,721	$1,219,678	$1,821,399
Net premiums written	436,740	1,026,812	1,463,552	456,692	1,207,892	1,664,584
Net premiums earned	447,467	458,755	906,222	449,214	496,735	945,949
Other insurance related income	—	7,676	7,676	—	3,082	3,082
Net losses and loss expenses	(285,773)	(233,164)	(518,937)	(279,423)	(264,784)	(544,207)
Acquisition costs	(64,455)	(107,247)	(171,702)	(65,057)	(106,979)	(172,036)
Underwriting-related general and
administrative expenses(4)	(87,689)	(39,656)	(127,345)	(87,946)	(36,076)	(124,022)
Underwriting income (4)	$9,550	$86,364	95,914	$16,788	$91,978	108,766

Corporate expenses			(36,172)			(28,707)
Net investment income			92,110			82,744
Net realized investment gains (losses)			(42,553)			10,620
Foreign exchange (losses) gains			63,220			(4,233)
Interest expense and financing costs			(12,257)			(16,594)
Income before income taxes			$160,262			$152,596

Net loss and loss expense ratio	63.9%	50.8%	57.3%	62.2%	53.3%	57.5%
Acquisition cost ratio	14.4%	23.4%	18.9%	14.5%	21.5%	18.2%
General and administrative
expense ratio	19.6%	8.6%	18.1%	19.6%	7.3%	16.2%
Combined ratio	97.9%	82.8%	94.3%	96.3%	82.1%	91.9%

[4]
Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014

	Three months ended
	2015	2014

	(in thousands, except per share amounts)

Net income available to common shareholders	$155,803	$137,227
Net realized investment (gains) losses, net of tax(5)	41,994	(4,299)
Foreign exchange losses (gains), net of tax(6)	(61,726)	4,141
Operating income	$136,071	$137,069

Earnings per common share - diluted	$1.54	$1.24
Net realized investment (gains) losses, net of tax	0.42	(0.04)
Foreign exchange losses (gains), net of tax	(0.61)	0.04
Operating income per common share - diluted	$1.35	$1.24

Weighted average common shares and common share
equivalents - diluted	101,139	110,391

Average common shareholders' equity	$5,271,299	$5,194,663

Annualized return on average common equity	11.8%	10.6%

Annualized operating return on average common equity	10.3%	10.6%

5Tax cost (benefit) of ($559) and $6,321 for the three months ended March 31, 2015 and 2014, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
6Tax cost (benefit) of $1,494 and ($92) for the three months ended March 31, 2015 and 2014, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $163,517 and $152,729 for the three months ended March 31, 2015 and 2014, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, (17) the failure to complete our amalgamation with PartnerRe Ltd., and (18) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange gains (losses). We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange gains (or losses) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange gains (or losses) on our available-for-sale investments in other comprehensive income and foreign exchange gains (or losses) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange gains (or losses) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange gains (or losses) in isolation are not a fair representation of the performance of our business.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange gains (losses) reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange gains (losses) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange gains (losses) arising from our underwriting portfolio. As a result, we believe that foreign exchange gains (losses) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com